Exhibit 99.1

Boeing Reports Fourth-Quarter Results
Fourth Quarter 2019

▪	Financial results continue to be significantly impacted by the 737 MAX grounding

▪	Revenue of $17.9 billion, GAAP loss per share of ($1.79) and core (non-GAAP)* loss per share of ($2.33)
Full-Year 2019

▪	Revenue of $76.6 billion, GAAP loss per share of ($1.12) and core (non-GAAP)* loss per share of ($3.47)

▪	Operating cash flow of ($2.4) billion; cash and marketable securities of $10.0 billion

▪	Total backlog of $463 billion, including over 5,400 commercial airplanes

Table 1. Summary Financial Results	Fourth Quarter			Full Year
(Dollars in Millions, except per share data)	2019	2018	Change	2019	2018	Change

Revenues	$17,911	$28,341	(37)%	$76,559	$101,127	(24)%

GAAP
(Loss)/Earnings From Operations	($2,204)	$4,175	NM	($1,975)	$11,987	NM
Operating Margin	(12.3)%	14.7%	NM	(2.6)%	11.9%	NM
Net (Loss)/Earnings	($1,010)	$3,424	NM	($636)	$10,460	NM
(Loss)/Earnings Per Share	($1.79)	$5.93	NM	($1.12)	$17.85	NM
Operating Cash Flow	($2,220)	$2,947	NM	($2,446)	$15,322	NM
Non-GAAP*
Core Operating (Loss)/Earnings	($2,526)	$3,867	NM	($3,390)	$10,660	NM
Core Operating Margin	(14.1)%	13.6%	NM	(4.4)%	10.5%	NM
Core (Loss)/Earnings Per Share	($2.33)	$5.48	NM	($3.47)	$16.01	NM
*Non-GAAP measure; complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures."
CHICAGO, January 29, 2020 – The Boeing Company [NYSE: BA] reported fourth-quarter revenue of $17.9 billion, GAAP loss per share of ($1.79) and core loss per share (non-GAAP)* of ($2.33), primarily reflecting the impacts of the 737 MAX grounding (Table 1). Boeing recorded operating cash flow of ($2.2) billion and paid $1.2 billion of dividends.
"We recognize we have a lot of work to do," said Boeing President and Chief Executive Officer David Calhoun. “We are focused on returning the 737 MAX to service safely and restoring the long-standing trust that the Boeing brand represents with the flying public. We are committed to transparency and excellence in everything we do.  Safety will underwrite every decision, every action and every step we take as we move forward. Fortunately, the strength of our overall Boeing portfolio of businesses provides the financial liquidity to follow a thorough and disciplined recovery process.”

Table 2. Cash Flow	Fourth Quarter		Full Year
(Millions)	2019	2018	2019	2018
Operating Cash Flow	($2,220)	$2,947	($2,446)	$15,322
Less Additions to Property, Plant & Equipment	($447)	($495)	($1,834)	($1,722)
Free Cash Flow*	($2,667)	$2,452	($4,280)	$13,600
*Non-GAAP measure; complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures."
Operating cash flow was ($2.2) billion in the quarter, primarily reflecting the impact of the 737 MAX grounding as well as timing of receipts and expenditures (Table 2). During the quarter, the company paid $1.2 billion of dividends.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q4 19	Q3 19
Cash	$9.5	$9.8
Marketable Securities[1]	$0.5	$1.1
Total	$10.0	$10.9
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$25.3	$22.8
Boeing Capital, including intercompany loans	$2.0	$1.9
Total Consolidated Debt	$27.3	$24.7
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."
Cash and investments in marketable securities totaled $10.0 billion, compared to $10.9 billion at the beginning of the quarter (Table 3). Debt was $27.3 billion, up from $24.7 billion at the beginning of the quarter primarily due to increased commercial paper borrowings.
Total company backlog at quarter-end was $463 billion and included net orders for the quarter of $13 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Fourth Quarter			Full Year
(Dollars in Millions)	2019	2018	Change	2019	2018	Change

Commercial Airplanes Deliveries	79	238	(67)%	380	806	(53)%

Revenues	$7,462	$16,531	(55)%	$32,255	$57,499	(44)%
(Loss)/Earnings from Operations	($2,844)	$2,600	NM	($6,657)	$7,830	NM
Operating Margin	(38.1)%	15.7%	NM	(20.6)%	13.6%	NM
Commercial Airplanes fourth-quarter revenue was $7.5 billion and fourth-quarter operating margin decreased to (38.1) percent reflecting lower 737 deliveries and an additional pre-tax charge of $2.6 billion related to estimated potential concessions and other considerations to customers related to the 737 MAX grounding (Table 4). The estimated costs to produce 737 aircraft included in the accounting quantity increased by $2.6 billion during the quarter, primarily to reflect updated production and delivery assumptions. In addition, the suspension of 737 MAX production and a gradual resumption of production at low production rates will result in approximately $4 billion of abnormal production costs that will be expensed as incurred, primarily in 2020.
Commercial Airplanes delivered 79 airplanes during the quarter, including 45 787's, and captured orders for 30 737 MAX aircraft at the Dubai Air Show and 2 777 freighters for Lufthansa. The 787 program also booked 36 net orders in the quarter. As previously announced, the 787 production rate will be reduced from the current rate of 14 airplanes per month to 12 airplanes per month in late 2020. Based on the current environment and near-term market outlook, the production rate is expected to be further adjusted to 10 airplanes per month in early 2021, and return to 12 airplanes per month in 2023. The first flight of the 777X was completed on January 25, and first delivery is targeted for 2021.
Commercial Airplanes backlog included over 5,400 airplanes valued at $377 billion.

Defense, Space & Security

Table 5. Defense, Space & Security	Fourth Quarter			Full Year
(Dollars in Millions)	2019	2018	Change	2019	2018	Change

Revenues	$5,962	$6,874	(13)%	$26,227	$26,392	(1%)
Earnings from Operations	$31	$771	(96)%	$2,608	$1,657	57%
Operating Margin	0.5%	11.2%	(10.7) Pts	9.9%	6.3%	3.6 Pts
Defense, Space & Security fourth-quarter revenue decreased to $6.0 billion primarily driven by lower volume across the portfolio as well as the impact of a Commercial Crew charge (Table 5). Fourth-quarter operating margin decreased to 0.5 percent due to a $410 million pre-tax Commercial Crew charge primarily to provision for an additional uncrewed mission for the Commercial Crew program, performance and mix. NASA is evaluating the data received during the December 2019 mission to determine if another uncrewed mission is required.
During the quarter, Defense, Space & Security received an award for 10 Space Launch System core stages and up to 8 Exploration Upper Stages. Defense, Space & Security also received contracts for the remanufacture of 47 AH-64E Apache helicopters for three countries and to upgrade the NATO Airborne Warning & Control System fleet. Significant milestones achieved during the quarter included the delivery of the first modified MV-22 Osprey to the U.S. Marine Corps and delivery of the first P-8A Poseidon aircraft to the United Kingdom Royal Air Force. Defense, Space & Security also conducted a Commercial Crew spacecraft uncrewed Orbital Flight Test.
Backlog at Defense, Space & Security was $64 billion, of which 29 percent represents orders from customers outside the U.S.
Global Services

Table 6. Global Services	Fourth Quarter			Full Year
(Dollars in Millions)	2019	2018	Change	2019	2018	Change

Revenues	$4,648	$4,908	(5)%	$18,468	$17,056	8%
Earnings from Operations	$684	$737	(7)%	$2,697	$2,536	6%
Operating Margin	14.7%	15.0%	(0.3) Pts	14.6%	14.9%	(0.3) Pts
Global Services fourth-quarter revenue was $4.6 billion, primarily driven by lower commercial services volume (Table 6). Fourth-quarter operating margin decreased to 14.7 percent primarily due to a charge related to the retirement of the Aviall brand and mix of products and services, partially offset by a gain on divestiture.
During the quarter, Global Services was awarded V-22 support contracts for Japan and the U.S. and AH-64 and CH-47 global support for the U.S. Army. Global Services signed a multi-year Landing Gear Exchange services agreement with LATAM Airlines Group and a 5-year digital navigation renewal agreement with Saudi Arabian Airlines. Global Services also expanded its digital offerings by launching ForeFlight Dispatch and signed a contract with Flexjet to be the inaugural customer.

Additional Financial Information

Table 7. Additional Financial Information	Fourth Quarter		Full Year
(Dollars in Millions)	2019	2018	2019	2018
Revenues
Boeing Capital	$37	$60	$244	$274
Unallocated items, eliminations and other	($198)	($32)	($635)	($94)
Earnings from Operations
Boeing Capital	($58)	$8	$28	$79
FAS/CAS service cost adjustment	$322	$308	$1,415	$1,327
Other unallocated items and eliminations	($339)	($249)	($2,066)	($1,442)
Other income, net	$104	$29	$438	$92
Interest and debt expense	($242)	($158)	($722)	($475)
Effective tax rate	56.9%	15.4%	71.8%	9.9%
At quarter-end, Boeing Capital's net portfolio balance was $2.3 billion. Revenue in other unallocated items and eliminations decreased primarily due to the timing of eliminations for intercompany aircraft deliveries. The change in earnings from other unallocated items and eliminations is primarily due to higher deferred compensation expense and increased enterprise research and development investment. Interest and debt expense increased due to higher debt balances. The fourth quarter 2019 effective tax rate reflects a $371 million tax benefit related to the settlement of state tax audits as well as the impact of pre-tax losses.

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under Generally Accepted Accounting Principles in the United States of America (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating (Loss)/Earnings, Core Operating Margin and Core (Loss)/Earnings Per Share
Core operating (loss)/earnings is defined as GAAP (loss)/earnings from operations excluding the FAS/CAS service cost adjustment. The FAS/CAS service cost adjustment represents the difference between the FAS pension and postretirement service costs calculated under GAAP and costs allocated to the business segments. Core operating margin is defined as core operating (loss)/earnings expressed as a percentage of revenue. Core (loss)/earnings per share is defined as GAAP diluted (loss)/earnings per share excluding the net (loss)/earnings per share impact of the FAS/CAS service cost adjustment and Non-operating pension and postretirement expenses. Non-operating pension and postretirement expenses represent the components of net periodic benefit costs other than service cost. Pension costs, comprising service and prior service costs computed in accordance with GAAP are allocated to Commercial Airplanes and BGS businesses supporting commercial customers. Pension costs allocated to BDS and BGS businesses supporting government customers are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating (loss)/earnings, core operating margin and core (loss)/earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core (loss)/earnings measures provide investors additional insights into operational performance as they exclude non-service pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 13-14.
Free Cash Flow
Free cash flow is GAAP operating cash flow reduced by capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation of free cash flow to GAAP operating cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) the 737 MAX, including the timing and conditions of 737 MAX regulatory approvals, delays in the resumption of production, lower than planned production rates and/or delivery rates, and increased considerations to customers and suppliers, (2) general conditions in the economy and our industry, including those due to regulatory changes; (3) our reliance on our commercial airline customers; (4) the overall health of our aircraft production system, planned commercial aircraft production rate changes, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (5) changing budget and appropriation levels and acquisition priorities of the U.S. government; (6) our dependence on U.S. government contracts; (7) our reliance on fixed-price contracts; (8) our reliance on cost-type contracts; (9) uncertainties concerning contracts that include in-orbit incentive payments; (10) our dependence on our subcontractors and suppliers, as well as the availability of raw materials; (11) changes in accounting estimates; (12) changes in the competitive landscape in our markets; (13) our non-U.S. operations, including sales to non-U.S. customers; (14) threats to the security of our or our customers’ information; (15) potential adverse developments in new or pending litigation and/or government investigations; (16) customer and aircraft concentration in our customer financing portfolio; (17) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates; (18) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (19) the adequacy of our insurance coverage to cover significant risk exposures; (20) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (21) work stoppages or other labor disruptions; (22) substantial pension and other postretirement benefit obligations; and (23) potential environmental liabilities.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Maurita Sutedja or Keely Moos (312) 544-2140
Communications:	Caroline Hutcheson (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions, except per share data)	2019	2018	2019	2018
Sales of products	$66,094	$90,229	$15,580	$25,381
Sales of services	10,465	10,898	2,331	2,960
Total revenues	76,559	101,127	17,911	28,341

Cost of products	(62,877)	(72,922)	(16,293)	(19,788)
Cost of services	(9,154)	(8,499)	(2,402)	(2,284)
Boeing Capital interest expense	(62)	(69)	(13)	(18)
Total costs and expenses	(72,093)	(81,490)	(18,708)	(22,090)
	4,466	19,637	(797)	6,251
(Loss)/income from operating investments, net	(4)	111	(1)	(1)
General and administrative expense	(3,909)	(4,567)	(1,052)	(1,222)
Research and development expense, net	(3,219)	(3,269)	(749)	(852)
Gain/(loss) on dispositions, net	691	75	395	(1)
(Loss)/earnings from operations	(1,975)	11,987	(2,204)	4,175
Other income, net	438	92	104	29
Interest and debt expense	(722)	(475)	(242)	(158)
(Loss)/earnings before income taxes	(2,259)	11,604	(2,342)	4,046
Income tax benefit/(expense)	1,623	(1,144)	1,332	(622)
Net (loss)/earnings	($636)	$10,460	($1,010)	$3,424

Basic (loss)/earnings per share	($1.12)	$18.05	($1.79)	$6.00

Diluted (loss)/earnings per share	($1.12)	$17.85	($1.79)	$5.93

Weighted average diluted shares (millions)	566.0	586.2	565.4	577.5

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	December 31 2019	December 31 2018
Assets
Cash and cash equivalents	$9,485	$7,637
Short-term and other investments	545	927
Accounts receivable, net	3,266	3,879
Unbilled receivables, net	9,043	10,025
Current portion of customer financing, net	162	460
Inventories	76,622	62,567
Other current assets	3,106	2,335
Total current assets	102,229	87,830
Customer financing, net	2,136	2,418
Property, plant and equipment, net of accumulated depreciation of $19,342 and $18,568	12,502	12,645
Goodwill	8,060	7,840
Acquired intangible assets, net	3,338	3,429
Deferred income taxes	683	284
Investments	1,092	1,087
Other assets, net of accumulated amortization of $580 and $503	3,585	1,826
Total assets	$133,625	$117,359
Liabilities and equity
Accounts payable	$15,553	$12,916
Accrued liabilities	22,868	14,808
Advances and progress billings	51,551	50,676
Short-term debt and current portion of long-term debt	7,340	3,190
Total current liabilities	97,312	81,590
Deferred income taxes	413	1,736
Accrued retiree health care	4,540	4,584
Accrued pension plan liability, net	16,276	15,323
Other long-term liabilities	3,422	3,059
Long-term debt	19,962	10,657
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	6,745	6,768
Treasury stock, at cost	(54,914)	(52,348)
Retained earnings	50,644	55,941
Accumulated other comprehensive loss	(16,153)	(15,083)
Total shareholders’ equity	(8,617)	339
Noncontrolling interests	317	71
Total equity	(8,300)	410
Total liabilities and equity	$133,625	$117,359

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended December 31
(Dollars in millions)	2019	2018
Cash flows – operating activities:
Net (loss)/earnings	($636)	$10,460
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	212	202
Depreciation and amortization	2,271	2,114
Investment/asset impairment charges, net	443	93
Customer financing valuation adjustments	250	(3)
Gain on dispositions, net	(691)	(75)
Other charges and credits, net	334	247
Changes in assets and liabilities –
Accounts receivable	603	(795)
Unbilled receivables	982	(1,826)
Advances and progress billings	737	2,636
Inventories	(12,391)	568
Other current assets	(682)	98
Accounts payable	1,600	2
Accrued liabilities	7,781	1,117
Income taxes receivable, payable and deferred	(2,476)	(180)
Other long-term liabilities	(621)	87
Pension and other postretirement plans	(777)	(153)
Customer financing, net	419	120
Other	196	610
Net cash (used)/provided by operating activities	(2,446)	15,322
Cash flows – investing activities:
Property, plant and equipment additions	(1,834)	(1,722)
Property, plant and equipment reductions	334	120
Acquisitions, net of cash acquired	(455)	(3,230)
Proceeds from dispositions	464
Contributions to investments	(1,658)	(2,607)
Proceeds from investments	1,759	2,898
Purchase of distribution rights	(127)	(69)
Other	(13)	(11)
Net cash used by investing activities	(1,530)	(4,621)
Cash flows – financing activities:
New borrowings	25,389	8,548
Debt repayments	(12,171)	(7,183)
Contributions from noncontrolling interests	7	35
Stock options exercised	58	81
Employee taxes on certain share-based payment arrangements	(248)	(257)
Common shares repurchased	(2,651)	(9,000)
Dividends paid	(4,630)	(3,946)
Other	(15)
Net cash provided/(used) by financing activities	5,739	(11,722)
Effect of exchange rate changes on cash and cash equivalents, including restricted	(5)	(53)
Net increase/(decrease) in cash & cash equivalents, including restricted	1,758	(1,074)
Cash & cash equivalents, including restricted, at beginning of year	7,813	8,887
Cash & cash equivalents, including restricted, at end of period	9,571	7,813
Less restricted cash & cash equivalents, included in Investments	86	176
Cash and cash equivalents at end of period	$9,485	$7,637

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)
Effective at the beginning of 2019, all revenues and costs associated with military derivative aircraft production are reported in the Defense, Space & Security segment. Revenues and costs associated with military derivative aircraft production were previously reported in the Commercial Airplanes and Defense, Space & Security segments. Business segment data for 2018 reflects the realignment for military derivative aircraft as well as the realignment of certain programs from Defense, Space & Security to Global Services.

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions)	2019	2018	2019	2018
Revenues:
Commercial Airplanes	$32,255	$57,499	$7,462	$16,531
Defense, Space & Security	26,227	26,392	5,962	6,874
Global Services	18,468	17,056	4,648	4,908
Boeing Capital	244	274	37	60
Unallocated items, eliminations and other	(635)	(94)	(198)	(32)
Total revenues	$76,559	$101,127	$17,911	$28,341
(Loss)/earnings from operations:
Commercial Airplanes	($6,657)	$7,830	($2,844)	$2,600
Defense, Space & Security	2,608	1,657	31	771
Global Services	2,697	2,536	684	737
Boeing Capital	28	79	(58)	8
Segment operating (loss)/profit	(1,324)	12,102	(2,187)	4,116
Unallocated items, eliminations and other	(2,066)	(1,442)	(339)	(249)
FAS/CAS service cost adjustment	1,415	1,327	322	308
(Loss)/earnings from operations	(1,975)	11,987	(2,204)	4,175
Other income, net	438	92	104	29
Interest and debt expense	(722)	(475)	(242)	(158)
(Loss)/earnings before income taxes	(2,259)	11,604	(2,342)	4,046
Income tax benefit/(expense)	1,623	(1,144)	1,332	(622)
Net (loss)/earnings	($636)	$10,460	($1,010)	$3,424

Research and development expense, net:
Commercial Airplanes	$1,956	$2,188	$427	$572
Defense, Space & Security	758	788	189	175
Global Services	121	161	19	42
Other	384	132	114	63
Total research and development expense, net	$3,219	$3,269	$749	$852

Unallocated items, eliminations and other:
Share-based plans	($65)	($76)	($8)	($16)
Deferred compensation	(174)	(19)	(20)	93
Amortization of previously capitalized interest	(89)	(92)	(21)	(25)
Customer financing impairment	(250)
Research and development expense, net	(384)	(132)	(97)	(63)
Eliminations and other unallocated items	(1,104)	(1,123)	(193)	(238)
Sub-total (included in core operating earnings)	(2,066)	(1,442)	(339)	(249)
Pension FAS/CAS service cost adjustment	1,071	1,005	248	225
Postretirement FAS/CAS service cost adjustment	344	322	74	83
FAS/CAS service cost adjustment	1,415	1,327	$322	$308
Total	($651)	($115)	($17)	$59

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Twelve months ended December 31			Three months ended December 31
Commercial Airplanes	2019		2018	2019		2018
737	127		580	9		173
747	7		6	2		1
767	43		27	11		14
777	45	(2)	48	12	(1)	11
787	158		145	45		39
Total	380		806	79		238
Note: Aircraft accounted for as revenues by BCA and as operating leases in consolidation identified by parentheses

Defense, Space & Security
AH-64 Apache (New)	37		—	10		—
AH-64 Apache (Remanufactured)	74		23	18		11
C-17 Globemaster III	1		—	—		—
C-40A	2		—	—		—
CH-47 Chinook (New)	13		13	—		2
CH-47 Chinook (Renewed)	22		17	6		3
F-15 Models	11		10	4		2
F/A-18 Models	23		17	7		7
KC-46 Tanker	28		—	7		—
P-8 Models	18		16	4		6
Commercial and Civil Satellites	2		1	1		—
Military Satellites	—		1	—		1

Total backlog (Dollars in millions)	December 31 2019	December 31 2018
Commercial Airplanes	$376,593	$408,140
Defense, Space & Security	63,908	61,277
Global Services	22,902	21,064
Total backlog	$463,403	$490,481

Contractual backlog	$436,473	$462,070
Unobligated backlog	26,930	28,411
Total backlog	$463,403	$490,481

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)
The tables provided below reconcile the non-GAAP financial measures core operating (loss)/earnings, core operating margin, and core (loss)/earnings per share with the most directly comparable GAAP financial measures, (loss)/earnings from operations, operating margin, and diluted (loss)/earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	Fourth Quarter 2019		Fourth Quarter 2018
	$ millions	Per Share	$ millions	Per Share
Revenues	17,911		28,341
(Loss)/earnings from operations (GAAP)	(2,204)		4,175
Operating margin (GAAP)	(12.3)%		14.7%

FAS/CAS service cost adjustment:
Pension FAS/CAS service cost adjustment	(248)		(225)
Postretirement FAS/CAS service cost adjustment	(74)		(83)
FAS/CAS service cost adjustment	(322)		(308)
Core operating (loss)/earnings (non-GAAP)	($2,526)		$3,867
Core operating margin (non-GAAP)	(14.1)%		13.6%

Diluted (loss)/earnings per share (GAAP)		($1.79)		$5.93
Pension FAS/CAS service cost adjustment	($248)	(0.44)	($225)	(0.39)
Postretirement FAS/CAS service cost adjustment	(74)	(0.13)	(83)	(0.14)
Non-operating pension expense	(94)	(0.17)	(45)	(0.08)
Non-operating postretirement expense	27	0.05	24	0.04
Provision for deferred income taxes on adjustments [1]	82	0.15	69	0.12
Subtotal of adjustments	($307)	($0.54)	($260)	($0.45)
Core (loss)/earnings per share (non-GAAP)		($2.33)		$5.48

Weighted average diluted shares (in millions)		565.4		577.5
1 The income tax impact is calculated using the U.S. corporate statutory tax rate.

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)
The tables provided below reconcile the non-GAAP financial measures core operating (loss)/earnings, core operating margin, and core (loss)/earnings per share with the most directly comparable GAAP financial measures, (loss)/earnings from operations, operating margin, and diluted (loss)/earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	Full Year 2019		Full Year 2018
	$ millions	Per Share	$ millions	Per Share
Revenues	76,559		101,127
(Loss)/earnings from operations (GAAP)	(1,975)		11,987
Operating margin (GAAP)	(2.6)%		11.9%

FAS/CAS service cost adjustment:
Pension FAS/CAS service cost adjustment	(1,071)		(1,005)
Postretirement FAS/CAS service cost adjustment	(344)		(322)
FAS/CAS service cost adjustment	(1,415)		(1,327)
Core operating (loss)/earnings (non-GAAP)	($3,390)		$10,660
Core operating margin (non-GAAP)	(4.4)%		10.5%

Diluted (loss)/earnings per share (GAAP)		($1.12)		$17.85
Pension FAS/CAS service cost adjustment	($1,071)	(1.89)	($1,005)	(1.71)
Postretirement FAS/CAS service cost adjustment	(344)	(0.61)	(322)	(0.55)
Non-operating pension expense	(374)	(0.66)	(143)	(0.24)
Non-operating postretirement expense	107	0.19	101	0.17
Provision for deferred income taxes on adjustments [1]	353	0.62	287	0.49
Subtotal of adjustments	($1,329)	($2.35)	($1,082)	($1.84)
Core (loss)/earnings per share (non-GAAP)		($3.47)		$16.01

Weighted average diluted shares (in millions)		566.0		586.2
1 The income tax impact is calculated using the U.S. corporate statutory tax rate.